Exhibit 10.2.1

INVESTMENT MANAGEMENT AGREEMENT

ONEBEACON ASSET MANAGEMENT, INC., a Delaware corporation (the “Adviser”), having an address at One Beacon Street, Boston, Massachusetts 02108, and                                                                                                                            (the “Client”), having an address at                                        , hereby enter into this Investment Management Agreement, dated as of                   (“this Agreement”), and hereby agree that the Adviser shall act as discretionary adviser with respect to the assets of the Client described below (the “Investment Account”) on the following terms and conditions:

1.                                      Investment Account. The “Investment Account” shall consist of cash and the securities of the Client.

2.                                      Services of Adviser. By execution of this Agreement the Adviser accepts appointment as adviser for the Investment Account with full discretion and agrees to supervise and direct the investments of the Investment Account in accordance with the investment objectives, policies and restrictions described in the investment guidelines to be furnished by the Client to the Adviser in writing from time to time (the “Investment Guidelines”). In the performance of its services, the Adviser will not be liable for any error in judgment or any acts or omissions to act except those resulting from the Adviser’s negligence, willful misconduct or malfeasance. Nothing herein shall in any way constitute a waiver or limitation of any right of any person under the federal securities laws. The Adviser shall have no responsibility whatsoever for the management of any assets of the Client other than the Investment Account.

3.                                      Discretionary Authority. Adviser shall have full discretion and authority, without obtaining any prior approval, as the Client’s agent and attorney-in-fact: (a) to make all investment decisions in respect of the Investment Account on the Client’s behalf and at the Client’s sole risk; (b) to buy, sell, exchange, convert, liquidate or otherwise trade in any stock, bond and other securities in respect of the Investment Account; (c) to place orders with respect to, and to arrange for, any of the foregoing; and (d) in furtherance of the foregoing, to do anything which the Adviser shall deem requisite, appropriate or advisable in connection therewith, including, without limitation, the selection of such brokers, dealers, and others as the Adviser shall determine in its absolute discretion. Notwithstanding the foregoing, it is understood that the Client shall have the ultimate and final authority over investment decisions and policies, including without limitation the purchase and sale of securities.

4.                                      Custody. The assets of the Investment Account shall be held in one or more separately identified accounts in the custody of one or more banks, trust companies, brokerage firms or other entities designated by the Client and acceptable to the Adviser. The Adviser will communicate its investment purchase, sale and delivery instructions directly with the Client’s custodian or other qualified depository. The Client shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and the Adviser shall have no responsibility or liability with respect to custody arrangements or the acts, omissions or other conduct of the custodians.

5.                                     Brokerage. When placing orders for the execution of transactions for the Investment Account, the Adviser may allocate all transactions to such brokers or dealers, for execution on such markets, at such prices and commission rates, as are selected by the Adviser in its sole discretion. In selecting brokers or dealers to execute transactions, the Adviser need not solicit competitive bids and does not have an obligation to seek the lowest available commission cost. It is not the Adviser’s practice to negotiate “execution only” commission rates, and, in negotiating commission rates, the Adviser shall take into account the financial stability and reputation of brokerage firms and brokerage and research services provided by such brokers. The Client may be deemed to be paying for research provided or paid for by the broker which is included in the commission rate although the Client may not, in any particular instance, be the direct or indirect beneficiary of the research services provided. Research furnished by brokers may include, but is not limited to, written information and analyses concerning specific securities, companies or sectors; market, finance and economic studies and forecasts; financial publications; statistics and pricing services; discussions with research personnel; and software and data bases utilized in the investment management process. The Client acknowledges that since commission rates are generally negotiable, selecting brokers on the basis of considerations which are not limited to applicable commission rates may at times result in higher transaction costs than would otherwise be obtainable. The Adviser is hereby authorized to, and the Client acknowledges that the Adviser may, aggregate orders on behalf of the Investment Account with orders on behalf of other clients of the Adviser. In such event, allocation of the securities purchased or sold, as well as expenses incurred in the transaction, shall be made in a manner which the Adviser considers to be the most fair and equitable to all of its clients, including the Client.

6.                                     Representations and Warranties of the Client. The Client represents and warrants that it has full legal power and authority to enter into this Agreement and that the appointment of the Adviser hereunder is permitted by the entity’s governing documents and has been duly authorized by all necessary corporate or other action, and the Client agrees to indemnify the Adviser and hold it harmless against any and all losses, costs, claims and liabilities which the Adviser may suffer or incur arising out of any breach of such representations and warranties.

7.                                     Reports. The Adviser shall provide the Client reports containing a detailed listing of invested assets and transactions in the Investment Account at least quarterly. All records maintained pursuant to this Agreement shall be subject to examination by Client and by persons authorized by it, or by appropriate governmental authorities, at all times upon reasonable notice. Adviser shall provide copies of trade tickets, custodial reports and other records Client requires for accounting or tax purposes.

8.                                     Management Fee and Expenses.       (a) The Adviser will be paid a quarterly management fee (the “Management Fee”) for its investment advisory services provided hereunder, determined in accordance with Schedule A to this Agreement. During the term of this Agreement, the Management Fee shall be billed and payable in arrears on a quarterly basis within 10 days after the last day of each calendar quarter based upon the value of the Investment Account as of the last day of the immediately preceding calendar quarter. The Management Fee shall be pro-rated for any partial quarter. It is understood that, in the event that the Management Fee is to be billed and payable by the custodian out of the Investment Account, the client will provide written authorization to the custodian to pay the Management Fee directly from the Investment Account.

The Client shall be responsible for all expenses incurred directly in connection with transactions effected on behalf of the Client pursuant to this Agreement and shall include: the Management Fee; custodial fees; investment expenses such as commissions; and other expenses reasonably related to the purchase, sale or transmittal of Investment Account assets (other than research fees and expenses with respect to the Investment Account).

9.                                    Confidential Relationship. All information and advice furnished by either party to the other party pursuant to this Agreement shall be treated by the receiving party as confidential and shall not be disclosed to third parties except as required by law.

10.                              Non-Assignability. No assignment of this Agreement shall be made by the Adviser or the Client without the written consent of the other party, and any assignment without such consent shall automatically cause the termination hereof.

11.                              Directions to the Adviser. All directions by or on behalf of the Client to the Adviser shall be in writing signed by or on behalf of the Client. The Adviser shall be fully protected in relying upon any such writing which the Adviser believes to be genuine and signed or presented by the proper person or persons, shall be under no duty to make any investigation or inquiry as to any statement contained therein and may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained.

12.                              Consultation with Counsel. The Adviser may consult with legal counsel (who may be counsel to the Client) concerning any question that may arise with reference to its duties under this Agreement, and the opinion of such counsel shall be full and complete protection in respect of any action taken or omitted by the Adviser hereunder in good faith and in accordance with such opinion.

13.                              Services to Other Clients. It is understood that the Adviser acts as investment adviser to other clients and may give advice and take action with respect to such clients that differs from the advice given or the action taken with respect to the Investment Account. Nothing in this Agreement shall restrict the right of the Adviser, its members, officers, employees and affiliates to perform investment management or advisory services for any other person or entity, and the performance of such service for others shall not be deemed to violate or give rise to any duty or obligation to the Client.

14.                              Investment by the Adviser for its Own Account. Nothing in this Agreement shall limit or restrict the Adviser or any of its stockholders, directors, officers, employees or affiliates from buying, selling or trading any securities for its or their own account or accounts. The Client acknowledges that the Adviser and its stockholders, directors, officers, employees, affiliates and other clients may at any time have, acquire, increase, decrease or dispose of securities which are at or about the same time acquired or disposed of for the account of the Client. The Adviser shall have no obligation to purchase or sell for the Investment Account or to recommend for purchase or sale by the Investment Account any security that the Adviser or its stockholders, directors, officers, employees or affiliates may purchase or sell for itself or themselves or for any other client.

15.                                Proxies. Subject to any other written instructions of the Client, the Adviser is hereby appointed the Client’s agent and attorney-in-fact in its discretion to vote, convert or tender in an exchange or tender offer any securities in the Investment Account, to execute proxies, waivers, consents and other instruments with respect to such securities, to endorse, transfer or deliver such securities and to participate in or consent to any plan of reorganization, merger, combination, consolidation, liquidation or similar plan with reference to such securities, and the Adviser shall not incur any liability to the Client by reason of any exercise of, or failure to exercise, any such discretion.

16.                                Notices. All notices and instructions with respect to securities transactions or any other matters contemplated by this Agreement shall be deemed duly given when delivered in writing or deposited by first-class mail to the following addresses: (a) if to the Adviser, at its address set forth above, Attention: President, or (b) if to the Client, at its address set forth above, Attention: Treasurer. The Adviser or the Client may change its address or specify a different manner of addressing itself by giving notice of such change in writing to the other party.

17.                                Entire Agreement: Amendment. This Agreement sets forth the entire agreement of the parties with respect to management of the Investment Account and shall not be amended except by an instrument in writing signed by the parties hereto.

18.                                Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach of the same, shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. All arbitration expenses shall be borne equally by the Adviser and the Client.

19.                                Termination. This Agreement shall continue in force from the date hereof until terminated by either party without penalty by written notice to the other party at least thirty (30) days prior to the date upon which such termination is to become effective, provided that the Client shall honor any trades executed but not settled before the date of any such termination. Upon termination of this Agreement, any accrued unpaid Management Fee hereunder shall be paid by the Client to the Adviser.

20.                                Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

21.                                Effective Date. This Agreement shall become effective on the date first written above.

22.                                Receipt of Disclosure Statement. The Client acknowledges receipt of a copy of Part II of the Adviser’s Form ADV in compliance with Rule 204-3(b) under the Investment Advisers Act of 1940, as amended, more than 48 hours prior to the date of execution of this Agreement. The Adviser shall annually and without charge, upon request by the Client, deliver to the Client the current version of such form or a written document containing at least the information then required to be contained in such form.

23.                                 Counterparts. This Agreement may be executed in two counterparts, each one of which shall be deemed to be an original.

24.                                 Prior Agreement. This Agreement supersedes the existing Investment Management Agreement between the Adviser and the Client.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

ADVISER:	CLIENT:
ONEBEACON ASSET MANAGEMENT, INC.

By:	By:
President		Treasurer

SCHEDULE A

Assets Under Management	Annual Fee	Quarterly Fee

Up to $100 million	30 basis points (0.3% or 0.003)	7.5 basis points (0.075% or 0.00075)

Next $400 million	20 basis points	5 basis points

More than $500 million	15 basis points	3.75 basis points

Fee Schedule Effective 7/1/02